Exhibit 99.1 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5101

PGI News Release

Polymer Group, Inc. Announces Management Changes

For Immediate Release

Friday, September 22, 2006

[Charlotte, NC] --- Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) announced today that James Schaeffer is no longer chief executive officer of the company.  William Hewitt, chairman of the board of directors of the company since April 2003 and a director since March 2003, will serve as interim chief executive officer.

Hewitt, who has significant experience in various executive and director-level positions with public companies, will be assisted in leading the company by an operating committee consisting of three of PGI’s senior executives. They are Michael Hale, vice president and general manager, U.S. Nonwovens; Fernando Espinosa, vice president and general manager, Latin America; and Willis “Billy” Moore III, vice president and chief financial officer.

PGI will launch a search for a successor to lead the global nonwovens company and continue its growth. The search will focus on executives who can continue the positive momentum built by PGI over the past three and one-half years.

“PGI has a strong management team that has worked hard to ensure we have the proper strategies and initiatives in place to grow and succeed in the long-term,” Hewitt said. “We have a broad base of industry veterans who have been the backbone of our success to date and will be the foundation of our success going forward.”

“This company has improved remarkably since I became involved three and a half years ago,” Hewitt continued. “During this period, PGI has significantly improved its balance sheet and recorded successive increases in annual sales to $948.8 million for fiscal 2005. Additionally, PGI has successfully positioned itself to be able to realize a vision of becoming the leader in its industry. By no means will this event change our commitment to our mission and vision or our commitment to our employees, customers, suppliers and shareholders.”

As previously announced on August 11, 2006 and as disclosed in the Company’s Form 10-Q for the quarterly period ended July 1, 2006, the Audit Committee of the Board began an internal investigation and engaged special counsel to assist it with the investigation of certain transactions between the Company and an equipment supplier and related matters.  In particular, the investigation focused on uncertainties regarding the economic substance of 4.0 million Euros in cash proceeds to be received under the terms of two settlement agreements entered into by the Company with the equipment supplier during the quarter ended July 1, 2006, the relationship of those agreements with other services agreed to be purchased by the Company from this equipment supplier, and drafts of other contracts being negotiated with this equipment supplier.  As a result of such uncertainties, the Company concluded that the appropriate accounting treatment under generally accepted accounting principles was to defer recognition of any and all income associated with the settlement agreements until such uncertainties were resolved.  Therefore, no financial statement recognition was attributed to the settlement agreements by the Company as of and for the three and six month periods ended July 1, 2006.

As a result of the investigation, it was determined that the relationship of the settlement agreements to other services agreed to be purchased by the Company from the equipment supplier and other contracts being negotiated with the equipment supplier appear not to have been fully or fairly reported to the Company’s Chief Financial Officer, other members of management of the Company responsible for the preparation of the Company’s financial statements, and the Board.

After being advised of these circumstances, the Board determined that it no longer had confidence in the ability of Mr. Schaeffer to continue in his capacity as CEO and Board member and asked for his resignation.  Pending receipt of his resignation, the Board has relieved Mr. Schaeffer of his duties as CEO.  Mr. Schaeffer does not hold a position on any Committee of the Board.  The Board also asked for the resignation of James Snyder, Vice President of Global Purchasing, whose activities were also included in the investigation, and pending receipt of his resignation, the Board has relieved him of his duties as an officer of the Company.

With respect to the financial statement recognition attributed to the settlement agreements, the results of the investigation further confirm the appropriateness of the accounting conclusions previously reached by the Company as described above and as more fully detailed in Note 18 to the Company’s Form 10-Q for the quarterly period ended July 1, 2006.  Accordingly, the Company has concluded that the financial statements for all prior periods fairly present, in all material respects, the financial condition and results of operations of the Company, and that no restatement of any such prior period financial statements is required.

Hewitt’s previous management positions include president and CEO of The Union Corporation (NYSE), a leading credit and receivables management firm that was sold in 1998 to Outsourcing Solutions Inc. Prior to The Union Corporation, he was a founder and executive vice president of First Manhattan Consulting Group, which serves the financial services industry; a founding vice president of ROI Consulting, where he managed large technology projects; and a department manager and large project manager at TRW. He is currently board chairman of Global Vantedge and has been a member of the board of directors of Rexene Chemical (NYSE), OSI, and Zibex.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 22 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; risks related to operations in foreign jurisdictions; and delays or difficulties in finding a suitable new chief executive officer.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2005 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman
Vice President — Strategic Planning & Communication
(704) 697-5186
normand@pginw.com